Exhibit 2.k.3

FORM OF

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, dated [                    ], is between Hartford Schroders Private Opportunities Fund (the “Fund”) and Hartford Funds Management Company, LLC (the “HFMC”).

WHEREAS, the Fund’s Board of Trustees has appointed HFMC to serve as the investment manager of the Fund pursuant to that certain Investment Management Agreement between the Fund and HFMC, dated [ ] (the “Investment Management Agreement”); and

WHEREAS, the Fund and HFMC desire to enter into the arrangements described herein to limit certain operating expenses of the Fund;

NOW, THEREFORE, the Fund and HFMC hereby agree as follows:

1.	HFMC hereby agrees to reimburse Fund expenses to the extent necessary to limit the total net annual operating expenses, exclusive of “Excluded Expenses,” as that term is defined under Section 3 below, to not exceed 0.75% of the Fund’s average monthly net assets (the “Expense Cap”).

2.	The Expense Cap shall become effective upon the Fund’s commencement of operations and shall continue through September 30, 2024 (the “Effective Period”)..

3.	For purposes of this Agreement, the term “Excluded Expenses” shall mean: (i) the investment management fee; (ii) Rule 12b-1 fee; (iii) sub-transfer agency fees payable by Hartford Administrative Services Company (“HASCO”) to the extent that such sub-transfer agency fees are a component of the transfer agency fee payable by the Fund to HASCO; (iv) acquired fund fees and expenses; (v) interest expense; (vi) brokerage expenses; and (vii) extraordinary expenses. For the avoidance of doubt, transactional or professional services fees and expenses incurred in connection with a private equity investment are not Excluded Expenses and, therefore, are not subject to the Expense Cap.

4.	The Expense Cap described in Section 1 above is irrevocable an not subject to any recoupment by HFMC.

5.	HFMC acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

6.	This Agreement may be amended or terminated prior to September 30, 2024, by written agreement between Fund and HFMC upon the approval of such amendment or termination by the Board of Trustees.

[signatures follow on next page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

__________________________________
Name:
Title:

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

__________________________________
Name:
Title:

Document Revision History:

Initially Approved on: [November 10, 2022]

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